Exhibit (b)(1)

DEUTSCHE BANK TRUST COMPANY AMERICAS 60 Wall Street New York, New York 10005	CITIGROUP GLOBAL MARKETS, INC. 390 Greenwich Street New York, NY 10013

DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005
March 5, 2007
Vector Stealth Holdings, L.P.
c/o Vector Capital
456 Montgomery St., 19th Floor
San Francisco, CA 94104
Attention: David Fishman
re Acquisition Financing — Senior Secured Financing Commitment Letter
Ladies and Gentlemen:
     You have informed Deutsche Bank Trust Company Americas (“DBTCA”), Deutsche Bank Securities Inc. (“DBSI” and, together with DBTCA, “DB”) and Citigroup Global Markets Inc. (“CMGI” and, together with Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as shall provide the services contemplated herein, “Citigroup”) that Vector Capital (the “Sponsor”), together with certain other Investors as described in Exhibit A attached hereto, intends to acquire SafeNet, Inc. pursuant to an Acquisition as described in Exhibit A. You have further advised us that, in connection with the foregoing, you intend to consummate the other transactions described in the Transaction Description attached hereto as Exhibit A. Capitalized terms used but not defined herein have the meanings assigned to them in such Exhibit A and in the other Term Sheets (as defined below).
     We understand that the Senior Secured Financing shall consist of (i) if the Interim Facility is utilized as contemplated hereunder, a $375.0 million first-lien senior secured bridge loan facility (the “Interim Facility”) to be incurred in two tranches (“Tranche A Loans” and “Tranche B Loans”), (ii) a $250.0 million first-lien term loan facility (the “First-Lien Term Loan Facility”), (iii) a $25.0 million revolving credit facility (the “Revolving Credit Facility” and, together with the First-Lien Term Loan Facility, the “First-Lien Credit Facilities”) and (iv) a $125.0 million second-lien term loan facility (the “Second-Lien Term Loan Facility” and, together with the First-Lien Term Loan Facility, the “Term Loan Facilities”, with the First-Lien Credit Facilities and the Second-Lien Credit Facilities being herein referred to as the “Permanent Facilities”, and the Interim Facility and the Permanent Facilities being referred to herein collectively as the “Credit Facilities”). The extensions of credit made pursuant to the Interim Facility shall (i) be designated as Tranche A Loans and/or Tranche B Loans on the Tender

Closing Date as determined by DB in its discretion, with (x) unpaid Tranche A Loans being automatically converted on the date of the consummation of the Merger (the “Merger Date”), so long as same occurs within one year of the date of this Commitment Letter, to borrowings under the First-Lien Term Loan Facility (the “Tranche A Rollover”) and (y) unpaid Tranche B Loans being automatically converted on the Merger Date to borrowings under the Second-Lien Term Loan Facility so long as same occurs within one year of the date of this Commitment Letter (the “Tranche B Rollover”); provided that the amount of Tranche A Loans and Tranche B Loans shall in no event exceed $250.0 million and $125.0 million, respectively, and (ii) reduce the commitments pursuant to the Term Loan Facilities on a dollar-for-dollar basis, with such reduction to be applied to the First-Lien Term Loan Facility and the Second-Lien Term Loan Facility, respectively, in a manner consistent with the designation of the extensions of credit under the Interim Facility as Tranche A Loans and Tranche B Loans, respectively, as described in preceding clause (i). Notwithstanding anything to the contrary contained in this Commitment Letter, in the event the 90% Condition is satisfied prior to the Tender Closing Date, the commitments pursuant to the Interim Facility shall terminate and, subject to the conditions herein and in the Term Sheets (as defined below), the Permanent Facilities will be made available on the Tender Closing Date (or, if later, the Merger Date) to effect the Acquisition and the payment of fees and expenses in connection with the Transaction.
     Any commitments under the Term Loan Facilities not required to finance the Transaction will terminate on the Merger Date. A summary of certain of the terms and conditions of (i) the Interim Facility is set forth on Exhibit B attached hereto (the “Interim Facility Term Sheet”), (ii) the First-Lien Credit Facilities is set forth in Exhibit C attached hereto (the “First-Lien Term Sheet”) and (iii) the Second-Lien Term Loan Facility is set forth in Exhibit D attached hereto (the “Second-Lien Term Sheet” and, together with the Interim Facility Term Sheet, the First-Lien Term Sheet and the schedule of conditions precedent set forth as Exhibit E hereto, the “Term Sheets”). Please note that those matters that are not covered or made clear herein or in the Term Sheets or in the related fee letter (the “Fee Letter”) and side letter (the “Side Letter”) of even date herewith among the parties hereto are subject to mutual agreement of the parties hereto.
     Each of DBTCA and Citigroup is pleased to confirm that, subject to the terms and conditions set forth herein and in the Term Sheets, (i) each of DBTCA and Citigroup (each an “Interim Facility Commitment Party” and, collectively, the “Interim Facility Commitment Parties”) hereby severally (and not jointly) commits to provide 60% and 40%, respectively, of the Interim Facility, (ii) each of DBTCA and Citigroup (each a “First-Lien Commitment Party” and, collectively, the “First-Lien Commitment Parties”) hereby severally (and not jointly) commits to provide 60% and 40%, respectively, of the First-Lien Credit Facilities (with the commitment of each First-Lien Commitment Party to be allocated ratably among the tranches comprising the First-Lien Credit Facilities) and (iii) each of DBTCA and Citigroup (each a “Second-Lien Commitment Party” and collectively, the “Second-Lien Commitment Parties” and, together with DBSI, CMGI, the Interim Facility Commitment Parties and the First-Lien Commitment Parties, the “Commitment Parties”) hereby severally (and not jointly) commits to provide 60% and 40%, respectively, of the Second-Lien Term Loan Facility. You understand and agree that (i) DBSI and CMGI will act as joint lead arrangers and joint bookrunners (with DBSI on the “left”) for the Interim Facility (in such capacities, the “Interim Facility Lead Arrangers”), (ii) DBSI and CMGI will act as joint lead arrangers and joint bookrunners (with

DBSI on the “left”) for the First-Lien Credit Facilities (in such capacities, the “First-Lien Lead Arrangers”), (iii) DBSI and CMGI will act as joint lead arrangers and joint bookrunners (with DBSI on the “left”) for the Second-Lien Term Loan Facility (in such capacities, the “Second-Lien Lead Arrangers” and, together with the Interim Facility Lead Arrangers and the First-Lien Lead Arrangers, the “Lead Arrangers”), (iv) DBTCA will act as sole administrative agent under each of the Credit Facilities (in such capacities, the “Administrative Agent”) and (v) Citigroup will act as syndication agent under each of the Credit Facilities (in such capacities, the “Syndication Agent”). All other agency roles and titles (including without limitation designations and duties as co-agents or co-managers, etc.) with respect to the Senior Secured Financing (all of the foregoing with respect to the Senior Secured Financing, including, without limitation, the Lead Arrangers, the Administrative Agent and the Syndication Agent, being herein collectively called “Agents”) shall be mutually determined by DB and you; provided that DB and/or one or more affiliates designated by it shall be entitled to act in any such roles as determined by DB and you. DB shall also have the right, at its discretion, to require one or more different Agents to act for the First-Lien Credit Facilities as opposed to the Second-Lien Term Loan Facility. You agree that, except as expressly contemplated above in this paragraph or as may be agreed by us, no other Agents will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this paragraph, the Term Sheets, the Fee Letter and the Side Letter) will be paid in connection with the Senior Secured Financing unless you and we shall so agree.
     Each of DBTCA and Citigroup reserves the right, prior to or after execution of the definitive credit documentation for any of the Credit Facilities, in consultation with you, to syndicate all or part of its commitments hereunder to one or more other lenders reasonably acceptable to you (each, a “Lender” and, collectively, the “Lenders”) that will become party to such definitive credit documentation pursuant to a syndication to be managed solely by DBSI; provided that, notwithstanding the foregoing, it is hereby understood and agreed that (i) the syndication of the Credit Facilities is not a condition to the commitments of DBTCA and Citigroup hereunder and (ii) DBTCA and Citigroup shall be entitled to accept commitments with respect to the Credit Facilities from prospective syndicate members but, except as provided above in the case of the Interim Facility, shall not be released from its commitments hereunder with respect to (x) the Interim Facility until incurrence of loans thereunder on the Tender Closing Date and (y) the Permanent Facilities until the initial incurrence of loans thereunder on Permanent Facilities Closing Date. All aspects of the syndication of each of the Credit Facilities, including, without limitation, timing, potential syndicate members to be approached, titles, allocations and division of fees, shall be determined by DB in consultation with Citigroup and you; provided that in connection with the syndication of any Credit Facility, each Commitment Party’s commitments under such Credit Facility shall be reduced pro rata in proportion to such Commitment Party’s commitments thereunder on the date hereof until the “successful syndication” (as defined in the Fee Letter) of the Credit Facilities. You agree to actively assist DB in such syndication, including by using your commercially reasonable efforts to ensure that DB’s syndication efforts benefit materially from your existing lending relationships and to provide DB, Citigroup and the Lenders, promptly upon request, with all information reasonably deemed necessary by DB to complete successfully the syndication, including, but not limited to, (a) a confidential information memorandum for each of the Interim Facility and the Permanent Facilities and other marketing materials for delivery to potential syndicate members and participants and (b) projections and all information prepared by you or your affiliates or advisors relating to the transactions described herein. You also agree (i) to make available your and Acquisition Sub’s representatives, and to use commercially reasonable efforts to cause the senior officers and representatives of the Target and the Company to be available, in each case from time to time and to attend and make presentations regarding the business and prospects of Holdings, the Target, the Company and their respective subsidiaries to ratings agencies identified by DB and at a meeting or meetings of Lenders or prospective Lenders, in each case at such times and places as DB may, in consultation with Citigroup, reasonably request and (ii) at the request of DB, to assist in the preparation of versions of a confidential information memorandum and other marketing materials and presentations to be used in connection with the syndication of each of the Interim Facility and the Permanent Facilities, consisting exclusively of information and documentation that is either (x) publicly available or (y) not material with respect to Holdings, the Target, the Company or their respective subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (all such information and documentation being “Public Information”). Any information and documentation that is not Public Information is referred to herein as “Private Information”. You further agree that each document to be disseminated by the Administrative Agent to any Lender in connection with the Credit Facilities will be identified by you as either (i) containing Private Information or (ii) containing solely Public Information. You also agree to use commercially reasonable efforts to obtain and maintain, at your expense, corporate ratings, and ratings of each of the Credit Facilities, from such rating agencies as may be mutually agreed by you and DB including, in any event, ratings from Standard & Poor’s Rating Services (“S&P”) and Moody’s Investors’ Services, Inc. (“Moody’s”). The provisions of this paragraph shall remain in full force and effect until the successful syndication of each of the Credit Facilities (as defined in the Fee Letter).
     You represent, warrant and covenant that, to the best of your knowledge, (i) the written information which has been or is hereafter furnished by you or on your behalf in connection with the transactions contemplated hereby and (ii) the other information given at information meetings for potential syndicate members and supplied or approved by you or on your behalf (such written information and other information being referred to herein collectively as the “Information”) taken as a whole does not contain (or, in the case of Information furnished after the date hereof, will not contain), as of the time it was (or hereafter is) furnished, any material misstatement of fact and does not omit (or will not omit) as of such time to state any material fact necessary to make the statements therein taken as a whole not misleading, in the light of the circumstances under which they were (or hereafter are) made; provided that, with respect to Information consisting of statements, estimates and projections regarding the future performance of Holdings, the Target, the Company and their respective subsidiaries (collectively, the “Projections”), no representation, warranty or covenant is made other than that the Projections have been (and, in the case of Projections furnished after the date hereof, will be) prepared in good faith based on assumptions believed to be reasonable at the time of preparation thereof; it being understood that actual results may vary materially from the Projections. You agree to supplement the Information and the Projections from time to time until the date of the initial borrowing under the Permanent Facilities, as appropriate, so that the representations and warranties in the preceding sentence remain correct. You understand that, in syndicating the Senior Secured Financing, DB and Citigroup will use and rely on the Information and the Projections without independent verification thereof.

     The Commitment Parties’ commitments and agreements hereunder are subject to (a) there having not occurred, since June 30, 2006, a “Company Material Adverse Effect” (as defined in the Merger Agreement), (b) the Lead Arrangers’ reasonable satisfaction that prior to and during the syndication of the Senior Secured Financing there shall be no competing offering, placement or arrangement of any debt securities or bank financing (including refinancings and renewals of debt) by or on behalf of Holdings or any of its subsidiaries (including the Acquired Business), and (c) the other conditions set forth or referred to herein and in the Term Sheets. Notwithstanding anything in this Commitment Letter, the Term Sheets, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Target, its subsidiaries and their businesses the making of which shall be a condition to availability of the (x) Interim Facility or (y) initial extension of credit under the Permanent Facilities shall be (A) such of the representations made by the Target in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement and (B) the Specified Representations (as defined below) and (ii) the terms of the documentation for the Credit Facilities shall be in a form such that they do not impair availability of the (1) Interim Facility or (2) initial extension of credit under the Permanent Facilities if the conditions set forth herein and in the Term Sheets are satisfied (it being understood that, to the extent any Collateral (other than the pledge and perfection of the security interest in (x) the capital stock of Acquisition Sub and, in the case of the Permanent Facilities only, all capital stock of Target owned by Acquisition Sub or Holdings, as the case may be (including all shares purchased pursuant to the Tender Offer), and (y) other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided on the Tender Closing Date or the Merger Date, as the case may be, after your use of commercially reasonable efforts to do so, the delivery of such Collateral shall not constitute a condition precedent to the availability of the Interim Facility or the initial incurrence of credit under Permanent Facilities, as the case may be, but shall be required to be delivered after the Tender Closing Date or the Merger Date, as the case may be, pursuant to arrangements to be mutually agreed). For purposes hereof, “Specified Representations” means the representations and warranties of the Target set forth in the Term Sheets relating to corporate power and authority, due authorization, execution and delivery, the enforceability of the documentation relating to the Credit Facilities, Federal Reserve margin regulations, the Investment Company Act and status of the Credit Facilities as senior debt.
     To induce the Commitment Parties to issue this letter (together with the Term Sheets, this “Commitment Letter”) and to proceed with the documentation of the proposed Senior Secured Financing, you hereby agree that if the Tender Closing Date occurs, all reasonable, documented out-of-pocket fees and expenses (including the reasonable fees and expenses of White & Case LLP as counsel to the Agents, any separate counsel retained by the Agents with respect to the Second-Lien Term Loan Facility, and any local counsel and consultants) of each Agent and its affiliates arising in connection with this Commitment Letter and in connection with the Transaction and other transactions described herein (including in connection with our due diligence and syndication efforts) shall be for your account (and that you shall from time to time upon request from DB or Citigroup reimburse them and their affiliates for all such fees and expenses paid or incurred by them). You further agree to indemnify and hold harmless each of the Agents, each Lender (including in any event DBTCA and Citigroup) and their respective affiliates and each director, officer, employee, representative and agent thereof (each, an “indemnified person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any Agent, any Lender or any other such indemnified person as a result of or arising out of or in any way related to or resulting from the Transaction or this Commitment Letter and, upon demand, to pay and reimburse each Agent, each Lender and each other indemnified person for any reasonable legal or other out-of-pocket expenses paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, any Lender or any other such indemnified person is a party to any action or proceeding out of which any such expenses arise); provided, however, that you shall not have to indemnify any indemnified person against any loss, claim, damage, expense or liability to the extent same resulted from the gross negligence or willful misconduct of, or material breach of this Commitment Letter by, the respective indemnified person (as determined by a court of competent jurisdiction in a final and non-appealable judgment). No Agent nor any other indemnified person shall be responsible or liable to you or any other person or entity for (x) any determination made by it pursuant to this Commitment Letter in the absence of gross negligence or willful misconduct on the part of such person or entity (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems or (z) any indirect, special, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Commitment Letter or the financing contemplated hereby.
     Each Agent reserves the right to employ the services of its affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to such Agent in such manner as such Agent and its affiliates may agree in their sole discretion. You also agree that, subject to the other provisions of this Commitment Letter, each Agent may at any time and from time to time assign all or any portion of its commitments hereunder to one or more of its affiliates. You further acknowledge that (i) each Agent may share with any of its affiliates, and such affiliates may share with such Agent, any information related to the Transaction, Holdings, the Company, the Acquired Business, the Sponsor (and your and their respective subsidiaries and affiliates), or any of the matters contemplated hereby and (ii) each Agent and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or the Acquired Business may have conflicting interests regarding the transactions described herein and otherwise. Each Agent agrees to treat, and cause any such affiliate to treat, all non-public information provided to it by Holdings and the Company as confidential information in accordance with customary banking industry practices.
     You agree that this Commitment Letter is for your confidential use only and that, unless DB and Citigroup have otherwise consented, neither its existence nor the terms hereof will be disclosed by you to any person or entity other than the Sponsor and your, the Sponsor’s and Target’s officers, directors, employees, accountants, attorneys and other advisors, and then only on a “need to know” basis in connection with the transactions contemplated hereby and on a confidential basis. Notwithstanding the foregoing, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter and the Fee Letter to us as provided below, (i) you may make public disclosure of the existence and amount of the commitments hereunder and of the identity of the Administrative Agent and the Lead Arrangers, (ii) you may file a copy of this Commitment Letter (but not the Fee Letter) in any public record in which it is required by law to be filed and (iii) you may make such other public disclosure of the terms and conditions hereof as, and to the extent, you are required by law, in the opinion of your counsel, to make. You agree that if this Commitment Letter is not accepted by you as provided below, you shall use commercially reasonable efforts to return this Commitment Letter (and any copies hereof) to the undersigned.
     You hereby represent and acknowledge that, to the best of your knowledge, no Commitment Party, nor any employees or agents of, or other persons affiliated with, any Commitment Party, have directly or indirectly made or provided any statement (oral or written) to you or to any of your employees or agents, or other persons affiliated with or related to you (or, so far as you are aware, to any other person), as to the potential tax consequences of the Transaction.
     You hereby acknowledge and agree that (i) no fiduciary, advisory or agency relationship between you and any Commitment Party is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether any Commitment Party and/or its affiliates have advised or are advising you on other matters, (ii) each of the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any Commitment Party, (iii) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (iv) you have been advised that each of the Commitment Parties and their affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that no Commitment Party has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (v) you waive, to the fullest extent permitted by law, any claims you may have against any Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty in respect of any of the transactions contemplated by this Commitment Letter and agree that no Commitment Party shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting such a fiduciary duty claim on behalf of or in right of you, including your security holders, employees or creditors.
     The provisions of the five immediately preceding paragraphs shall survive any termination of this Commitment Letter.
     In order to comply with the USA PATRIOT Act, each of DB and Citigroup must obtain, verify and record information that sufficiently identifies each entity (or individual) that enters into a business relationship with it. As a result, in addition to your corporate name and address, DB and Citigroup will obtain your corporate tax identification number and certain other information. DB and Citigroup may also request relevant corporate resolutions and other identifying documents.
     This Commitment Letter and the Fee Letter (and your rights and obligations hereunder and thereunder) shall not be assignable by you to any person or entity without the prior written consent of DB and Citigroup (and any purported assignment without such consent shall be null and void). This Commitment Letter and the Fee Letter may not be amended or modified, or any provision hereof and thereof waived, except by an instrument in writing signed by you, DB and Citigroup. Each of this Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. This Commitment Letter, the Fee Letter and the Side Letter shall be governed by, and construed in accordance with, the laws of the State of New York. This Commitment Letter, the Fee Letter and the Side Letter set forth the entire agreement between the parties hereto as to the matters set forth herein and supersede all prior communications, written or oral, with respect to the matters herein. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person or entity other than the parties hereto (and indemnified persons) and may not be relied upon by any person or entity other than you. None of this Commitment Letter, the Fee Letter or the Side Letter are intended to create a fiduciary relationship among the parties hereto or thereto.
     Each of the parties hereto hereby waives any right to trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter, the Fee Letter or the Side Letter. You hereby submit to the non-exclusive jurisdiction of the federal and New York state courts located in the county of New York in connection with any dispute related to this Commitment Letter, the Fee Letter, the Side Letter or any matters contemplated hereby or thereby.
     The Commitment Parties’ willingness, and commitments (A) with respect to the Interim Facility as set forth above will terminate on the first to occur of (x) the date occurring 30 days following the date of this Commitment Letter, unless on or prior to such date a definitive Merger Agreement has been entered into with the Target, (y) the date occurring nine months after the date of the Commitment Letter unless on or prior to such date the Tender Closing Date shall have occurred and a definitive credit agreement and all related documentation evidencing the Interim Facility, in form and substance reasonably satisfactory to the Commitment Parties, shall have been entered into and the initial borrowings shall have occurred thereunder, or (z) any time after the execution of the Merger Agreement and prior to the consummation of the Merger, the date of the termination of the Merger Agreement (other than with respect to ongoing indemnities, confidentiality provisions and similar provisions) and (B) with respect to the Permanent Facilities as set forth above will terminate on the first to occur of (x) the termination of the Commitment Parties’ commitments with respect to the Interim Facility pursuant to clause (x) or (z) of preceding clause (A) or (y) the date occurring twelve months after the date of the Commitment Letter unless on or prior to such date the Merger Date shall have occurred and a definitive credit agreement and all related documentation evidencing each of the Permanent Facilities, in form and substance reasonably satisfactory to the Commitment Parties, shall have been entered into and the initial borrowings shall have occurred thereunder.
* * *

     If you are in agreement with the foregoing, please sign and return to DB the enclosed copy of this Commitment Letter, together with a copy of the enclosed Fee Letter and Side Letter, no later than 5:00 p.m., New York time, on March 7, 2007. Unless this Commitment Letter, the Fee Letter and the Side Letter are signed and returned by the time and date provided in the immediately preceding sentence, this Commitment Letter shall terminate at such time and date.

Very truly yours, DEUTSCHE BANK TRUST COMPANY AMERICAS
By:	/s/ David Mayhew
	Name:	David Mayhew
	Title:	Managing Director

By:	/s/ Patrick W. Dowling
	Name:	Patrick W. Dowling
	Title:	Director

DEUTSCHE BANK SECURITIES INC.
By:	/s/ A.J. Murphy
	Name:	A.J. Murphy
	Title:	Managing Director

By:	/s/ William Frauen
	Name:	William Frauen
	Title:	Managing Director

CITIGROUP GLOBAL MARKETS INC.
By:	/s/ David J. Wirdnam
	Name:	David J. Wirdnam
	Title:	Managing Director

Agreed to and Accepted this
5th day of March, 2007:
VECTOR STEALTH HOLDINGS II, L.L.C.

By:	/s/ Dewey W. Chambers

Name: Dewey W. Chambers
Title: Authorized Person

EXHIBIT A
Transaction Description
     Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached, including all Exhibits thereto (collectively, the “Commitment Letter”).
     Vector Capital and its affiliates (collectively, the “Sponsor” and, together with certain other investors arranged by the Sponsor and reasonably satisfactory to DB, the “Investors”) intend to acquire SafeNet, Inc. (“Target” and, together with its direct and indirect subsidiaries, the “Acquired Business”).
     In connection with the foregoing, it is intended that:
     (i) The Sponsor will form a domestic holding entity, Vector Stealth Holdings II, LLC (“Holdings”).
     (ii) Holdings will hold a direct or indirect wholly-owned subsidiary organized under Delaware law, Stealth Acquisition Corp. (“Acquisition Sub”), which will, in a negotiated transaction and pursuant to the Merger Agreement (as defined in Exhibit E), acquire 100% of the equity interests in Target pursuant to the Tender Offer and subsequent Merger described below.
     (iii) Acquisition Sub will make a tender offer (the “Tender Offer”) for all of the shares of the publicly traded common stock of Target (the “Shares”), which offer shall be conditioned (the “Majority Condition”) upon, inter alia, not less than a majority (on a fully diluted basis) of such Shares (representing not less than a majority of the voting power of the outstanding shares of capital stock of Target entitled to vote in the election of directors) being validly tendered and not withdrawn on or prior to the date of the acceptance and purchase of Shares pursuant to the Tender Offer (the “Tender Closing Date”).
     (iv) If on the Tender Closing Date the Majority Condition is satisfied but Shares representing less than 90% of the voting power of the outstanding shares of capital stock of Target entitled to vote in the election of directors are validly tendered and not withdrawn pursuant to the Tender Offer, then, to the extent provided in the Merger Agreement and so long as permitted under applicable law, at any time prior to the consummation of the Merger described below, Acquisition Sub may make one or more additional purchases (such additional purchases, “Top-Off Purchases”) of Shares of Target (such additional Shares, “Top-Off Shares”) with the intent that (x) Acquisition Sub shall own at least 90% of the Shares (representing at least 90% of the voting power of the outstanding shares of capital stock of Target entitled to vote in the election of directors) and (y) a “short form” merger may be effected under applicable law and without any consent from any governmental authority or any shareholder of Target other than Acquisition Sub (as used herein, “90% Condition” shall mean the satisfaction of the conditions described in preceding clauses (x) and (y), whether satisfied on the Tender Closing Date or at any time thereafter (as a result of Top-Off Purchases or otherwise) on or prior to the date of the consummation of the Merger).
     (v) If the 90% Condition shall have been met (either on the Tender Closing Date or at any time thereafter (prior to the consummation of the Merger)), Acquisition Sub shall, as soon as practicable (but no later than 20 days) thereafter, merge with and into Target by way of a

EXHIBIT A

“short-form” merger under Delaware law (a “Short Form Merger”), with Target surviving such Short-Form Merger as a direct wholly-owned subsidiary of Holdings.
     (vi) Notwithstanding anything to the contrary contained above or elsewhere in the Commitment Letter, if the Tender Closing Date occurs, Acquisition Sub shall, as soon as practicable and in any event not later than the date occurring one year after the date of the Commitment Letter (or such earlier date as is required pursuant to preceding clause (v)), cause the Merger (the “Merger”) of Acquisition Sub with and into Target, in accordance with the Merger Agreement and applicable law (whether a Short Form Merger or a “long form” merger (a “Long Form Merger”)), to be consummated, with Target surviving the Merger as a direct wholly-owned subsidiary of Holdings. As used herein, (A) the term “Acquisition” shall mean the collective reference to the Tender Offer (and all purchases of Shares pursuant thereto), any purchase of Top-Off Shares (if applicable) and the Merger and (B) the term “Company” shall mean (x) before the consummation of the Merger, Acquisition Sub, and (y) after the consummation of the Merger, Target as the surviving corporation thereof.
     (vii) The Investors will make a cash common equity contribution to Holdings (which in turn will immediately contribute such amounts to the common equity of Acquisition Sub) on the Tender Closing Date, (x) in the event that the 90% Condition shall have been met on such date, equal to at least 35% of the total funds necessary to effect the purchase of Shares tendered and not withdrawn pursuant to the Tender Offer, repay any Indebtedness in connection therewith and pay fees and expenses in connection with the Transaction (assuming for this purpose that any cash of Target on the Tender Closing Date is applied as a reduction to the purchase price in respect of such Shares) and (y) in the event that the 90% Condition shall not have been met on the Tender Closing Date, equal to at least $225.0 million (the “Common Equity Financing”).
     (viii) The fees and expenses in connection with the Transaction (as defined below) are expected by Holdings to be approximately $35.0 million.
     (ix) Subject to the last sentence of the second paragraph of the Commitment Letter, on the Tender Closing Date, the Company will obtain up to $375.0 million in senior secured first-lien bridge financing as described in Exhibit B to the Commitment Letter (the “Interim Facility”).
     (x) On the Merger Date, the Company will obtain up to $400.0 million (inclusive of amounts attributable to the Tranche A Rollover and the Tranche B Rollover) in senior secured credit facilities as described in Exhibits C and D to the Commitment Letter (the “Permanent Facilities” and, together with the Interim Facility, the “Credit Facilities” or the “Senior Secured Financing”).
     (xi) The sources of funds needed to finance the Acquisition, to pay all fees and expenses incurred in connection with the Transaction (as defined below) and to provide for the working capital needs and general corporate requirements of the Company and its subsidiaries after giving effect to the Acquisition shall be provided solely through the proceeds from the financings described in clauses (vii), (ix) and (x) above and, in the Sponsor’s discretion, any available cash of Target.

EXHIBIT A

     (xii) So long as the Merger is consummated by the date required by preceding clause (v) or (vi), as applicable, if Common Equity Financing theretofore actually made (but for this purpose excluding any increased amount required by item (iv) of Exhibit E to the Commitment Letter) exceeds the aggregate amount specified in clause (ii) of such item (iv) of Exhibit E to the Commitment Letter, then so long as no default or event of default exists (or would exist after giving effect to the return of equity described below) under the Senior Secured Financing such excess infusion of equity (not to exceed an amount equal to cash of Target on the Merger Date (after giving effect thereto but less any amounts necessary to effect the Merger) plus unutilized commitments under the Term Loan Facilities immediately before giving effect to the Merger) may be returned (as a return of capital) by the Company to Holdings, and then by Holdings to the respective Investors.
     The transactions described above are collectively referred to herein as the “Transaction”.

EXHIBIT B
SUMMARY OF CERTAIN TERMS
OF INTERIM FACILITY
     Unless otherwise defined herein, capitalized terms used herein and defined in the letter agreement to which this Exhibit B is attached (the “Commitment Letter”) are used herein as therein defined.

Borrower:	The Company (also herein called the “Borrower”).

Agents:	As described in the Commitment Letter.

Lenders:	DBTCA, Citigroup and/or a syndicate of lenders arranged by DB in consultation with Citigroup (the “Lenders”).

Facility:	A term loan facility in an aggregate principal amount of up to $375.0 million (the “Interim Facility”).

Availability:	Tranche A Loans and Tranche B Loans under the Interim Facility (collectively, the “Interim Loans”) may only be incurred (i) by Acquisition Sub on the Tender Closing Date, and (ii) if the 90% Condition is not satisfied on the Tender Closing Date, (x) by Acquisition Sub to fund Top-Off Purchases from time to time on or prior to the earlier of (A) the 21st day preceding the Interim Loan Maturity Date (as defined below) and (B) such time as the 90% Condition shall have been satisfied and (y) by Acquisition Sub from time to time after the Tender Closing Date and prior to the Merger Date as needed to pay interest on outstanding Interim Loans.

Use of Proceeds:	Proceeds of Interim Loans may be used solely to finance, in part, the Acquisition and to pay the fees and expenses incurred in connection with the Transaction. Notwithstanding anything to the contrary contained in the immediately preceding sentence, following the Tender Closing Date and prior to the Merger Date, Interim Loans may be drawn by Acquisition Sub to fund Top-Off Purchases as described above and as and when needed to pay interest on outstanding Interim Loans.

Maturity:	The Interim Facility will mature (the “Interim Loan Maturity Date”) on the first to occur of (x) the Merger Date (which, if the 90% Condition shall have been satisfied, shall occur not later than the 20th day thereafter (but not earlier than the Tender Closing Date)) or (y) the first anniversary of the date of the Commitment Letter.

Rollover:	On the Merger Date, so long as the same occurs within one year following the date of the Commitment Letter, (x) Tranche A Loans will automatically be converted to First-Lien Term Loans under the Permanent Facilities (with the commitments under the First-Lien Term Loan Facility being reduced on a dollar-for-dollar basis by the amount of such converted Tranche A Loans), and (y) Tranche B Loans will automatically be converted to Second-Lien Term Loans under the Permanent Facilities

EXHIBIT B

(with the commitments under the Second-Lien Term Loan Facility being reduced on a dollar-for-dollar basis by the amount of such converted Tranche B Loans).

Amortization:	None. The entire outstanding principal amount of the Interim Loans shall be required to be repaid in full on the Interim Loan Maturity Date.

Guaranties:	Holdings shall be required to provide an unconditional guaranty of all amounts owing under the Interim Facility (the “Guaranty”). Such Guaranty shall be in form and substance reasonably satisfactory to the Commitment Parties and shall, to the extent requested by the Commitment Parties, also guarantee the Borrower’s and its subsidiaries’ obligations under interest rate swaps/foreign currency swaps or similar agreements with a Lender or its affiliates (the “Secured Hedging Agreements”). The Guaranty shall be a guaranty of payment and not of collection.

Security:	All amounts owing under the Interim Facility and (if applicable) the Secured Hedging Agreements (and all obligations under the Guaranty) will be secured by a first priority perfected security interest in (i) 100% of the outstanding shares of Acquisition Sub and (ii) all other tangible and intangible property and assets of Holdings and the Borrower; provided that the Shares shall not be pledged as security for any of the amounts described above.

All documentation (collectively referred to herein as the “Security Agreements”) evidencing the security required pursuant to the immediately preceding paragraph shall be in form and substance reasonably satisfactory to the Commitment Parties, and shall effectively create first priority security interests in the property purported to be covered thereby, with such exceptions as are reasonably acceptable to DBTCA.

Voluntary Prepayments:	Voluntary prepayments may be made at any time on three business days’ notice in the case of Eurodollar Loans, or one business day’s notice in the case of Base Rate Loans, without premium or penalty, in minimum principal amounts to be agreed; provided that voluntary prepayments of Eurodollar Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs.

Interest Rates:	At the Borrower’s option, Interim Loans may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate (as defined below) in effect from time to time plus the Applicable Margin (as defined below) or (y) Eurodollar Loans, which shall bear interest at the Eurodollar Rate (adjusted for maximum reserves) as determined by the Administrative Agent for the respective interest period plus the Applicable Margin, provided, that until the earlier to occur of (i) the 30th day

EXHIBIT B

following the Tender Closing Date or (ii) the completion of the “successful syndication” of the Interim Facility (as described in the Fee Letter), Eurodollar Loans shall be restricted to a single one week interest period at all times, with the first such interest period to begin not sooner than three business days after the Tender Closing Date and with any subsequent Interest Periods to begin on the last day of the prior one week interest period theretofore in effect.

“Applicable Margin” shall mean a percentage per annum equal to in the case of (i) Base Rate Loans, 2.00%, and (ii) Eurodollar Loans, 3.00%. If for any reason audited financial statements for the Acquired Business for its fiscal year ended December 31, 2006, certified by Ernst & Young (or another nationally recognized auditing firm) without material qualification, are not delivered to the Administrative Agent on or prior to December 31, 2007, all Applicable Margins described above shall be increased by 0.25%, and if such certified audited financial statements have not been delivered to the Administrative Agent on or prior to June 1, 2008, all Applicable Margins described above shall be increased by another 0.25% (for a total increase of 0.50%); provided that any increases pursuant to this sentence shall cease to apply at such later date, if any, upon which such audited financial statements for the Acquired Business’ fiscal year ended December 31, 2006 have in fact been delivered to the Administrative Agent.

“Base Rate” shall mean the higher of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, and (y) 1/2 of 1% in excess of the overnight federal funds rate.

The Interim Facility shall include customary protective provisions for such matters as defaulting banks, capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans and at maturity. All interest on Base Rate Loans, Eurodollar Loans and commitment fees and any other fees shall be based on a 360-day year and actual days elapsed.

Default Interest:	Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to the greater of (i) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans from time to time and (ii) the rate which is 2% in excess of the rate then borne by such borrowings. Such interest shall be payable on demand.

EXHIBIT B

Agent/Lender Fees:	Each Agent and the Lenders shall receive such fees as have been separately agreed upon.

Assignments and Participations:	Neither Holdings nor the Borrower may assign its rights or obligations under the Interim Facility. Any Lender may assign, and may sell participations in, its rights and obligations under the Interim Facility, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and (y) in the case of assignments, to such limitations as may be established by the Administrative Agent (including (i) a minimum assignment amount of $1.0 million or, if less, the entire amount of such assignor’s commitments and outstanding Interim Loans at such time, (ii) an assignment fee in the amount of $3,500 to be paid by the respective assignor or assignee to the Administrative Agent and (iii) the receipt of the consent of the Administrative Agent and, except in the case of an assignment to any Lender or its affiliates and so long as no default or event of default exists under the Interim Facility, the consent of the Borrower (such consent, in any such case, not to be unreasonably withheld, delayed or conditioned)). The Interim Facility shall provide for a mechanism which will allow for each assignee to become a direct signatory to the Interim Facility and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment.

Waivers and Amendments:	Amendments and waivers of the provisions of the loan documentation will require the approval of Lenders holding commitments and/or outstandings (as appropriate) representing more than 50% of the aggregate commitments and outstandings under the Interim Facility (the “Required Lenders”), except that (a) the consent of all of the Lenders affected thereby will be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest or fees and (iii) extensions of final scheduled maturities or times for payment of interest or fees and (b) the consent of all of the Lenders shall be required with respect to releases of all or substantially all of the collateral or the Guaranty; provided that if any of the matters described in clause (a) or (b) is agreed to by the Required Lenders, the Borrower shall have the right to either (x) substitute any non-consenting Lender by having its Interim Loans and commitments assigned, at par, to one or more other institutions, subject to the assignment provisions described above, or (y) with the consent of the Required Lenders, terminate the commitment of any non-consenting Lender, subject to repayment in full of all obligations of the Borrower owed to such Lender relating to the Interim Loans and participations held by such Lender.

EXHIBIT B

Documentation; Governing Law:	The Lenders’ commitments for the Interim Facility will be subject to the negotiation, execution and delivery of definitive financing agreements (and related security documentation, guaranties, etc.) consistent with the terms of this Term Sheet, in each case prepared by White & Case LLP as counsel to the Administrative Agent, and reasonably satisfactory to the Administrative Agent and the Lenders (including, without limitation, as to the terms, conditions, representations, covenants and events of default contained therein). All documentation shall be governed by the internal laws of the State of New York (except security documentation that the Administrative Agent reasonably determines should be governed by local law).

Conditions Precedent:	As provided in Exhibit E to the Commitment Letter.

In addition, it shall be a condition precedent to all extensions of credit that:

(i) subject to clause (i) of the second sentence of the seventh paragraph of the Commitment Letter, all representations and warranties shall be true and correct in all material respects on such date, before and after giving effect to all extensions of credit on such date; and

(ii) for extensions of credit other than the initial funding under the Interim Facility, no event of default under the Interim Facility or event which with the giving of notice or lapse of time or both would be an event of default under the Interim Facility, shall have occurred and be continuing or would result from the extensions of credit on such date.

Representations and Warranties:	Representations and warranties (applicable to Holdings, the Borrower and their respective subsidiaries) will consist of the following (but shall be subject to clause (i) of the second sentence of the seventh paragraph of the Commitment Letter): (i) corporate status, (ii) power and authority, (iii) no violation or conflicts with laws, contracts or charter documents (subject to the Restatement and other Related Matters (as defined in the Merger Agreement)), (iv) governmental and third-party approvals, (v) financial statements, undisclosed liabilities and projections (subject to the Restatement and other Related Matters), (vi) absence of a Material Adverse Effect (to be defined on a basis satisfactory to DB for purposes of representations and warranties made after the initial borrowing of Loans on the Tender Closing Date), (vii) solvency, (viii) absence of material litigation, (ix) true and complete disclosure, (x) use of proceeds and compliance with Margin Regulations (as defined in Exhibit E), (xi) tax returns and payments, (xii) compliance with ERISA, environmental law,

EXHIBIT B

general statutes, etc., (xiii) ownership of property, (xiv) perfection of security interests under Security Agreements, (xv) capitalization, (xvi) inapplicability of Investment Company Act, (xvii) employment and labor relations, (xviii) intellectual property, franchises, licenses, permits, etc., (xix) existing indebtedness, (xx) maintenance of insurance and (xxi) accuracy of representations and warranties in the Merger Agreement and the other material agreements entered into in connection with the Transaction.

Affirmative Covenants:	Affirmative covenants (applicable to Holdings, the Borrower and their respective subsidiaries) will consist of the following, in each case, with customary and other exceptions and qualifications to be agreed: (i) Compliance with laws and regulations (including, without limitation, ERISA and environmental laws); (ii) payment of taxes and other obligations; (iii) maintenance of adequate insurance; (iv) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (v) visitation and inspection rights; (vi) subject to the Restatement and Related Matters for periods prior to the delivery of audited financials for the Acquired Business for the fiscal year ended December 31, 2006, keeping of proper books in accordance with generally accepted accounting principles; (vii) maintenance of properties; (viii) maintenance of corporate separateness among Holdings, the Borrower and their respective subsidiaries; (ix) further assurances as to perfection and priority of security interests and additional guarantors; (x) notice of defaults, material litigation and certain other material events; (xi) subject to the Restatement and Related Matters for periods prior to the delivery of audited financials for the Acquired Business for the fiscal year ended December 31, 2006, customary financial and other reporting requirements (including, without limitation, forecasts prepared by management of Holdings); (xii) use of proceeds; (xiii) obtaining of interest rate protection in amounts and for periods to be determined; (xiv) ownership of subsidiaries; (xv) fiscal periods; (xvi) ERISA covenants; (xvii) performance of obligations; and (xviii) requirement to use all commercially reasonable efforts to obtain and maintain, at the Borrower’s expense, corporate and facility ratings from each of S&P and Moody’s (although the Moody’s ratings shall not be required until 30 days after audited financials for the Acquired Business for the fiscal year ended December 31, 2006 are available).

Without limiting the foregoing, the Borrower shall use all commercially reasonable efforts to cause audited financial statements for the Acquired Business for its fiscal year ended December 31, 2006, certified by Ernst & Young (or another nationally recognized auditing firm) without material qualification, to be delivered to the Administrative Agent as soon practicable following the Tender Closing Date (to the extent the same have not been delivered prior to such date), and shall in any event be

EXHIBIT B

required to deliver audited financial statements for its fiscal year ended December 31, 2007 within the later of (x) 120 days after the last day of such fiscal year and (y) the date on which the audited financial statements described above for the Acquired Business’ fiscal year ended December 31, 2006 have been certified by Ernst & Young (or another nationally recognized auditing firm).

Negative Covenants:	The Borrower shall not engage in activity other than making the Tender Offer and certain activities reasonably incidental thereto and shall hold no material assets other than the Shares and any proceeds thereof. Holdings shall engage in no activity other than holding all of the outstanding capital stock of Borrower and certain activities reasonably incidental thereto and shall hold no material assets other than the equity interests of the Borrower. Each of Holdings and the Borrower will also be prohibited from paying dividends or redeeming or otherwise repurchasing their respective equity interests or incurring indebtedness or other obligations, other than under the Interim Facility and the other documents and agreements contemplated in the Commitment Letter to which Holdings and/or the Borrower will be a party.

Notwithstanding the foregoing, the Borrower will be free from time to time to sell, without advance notice to the Administrative Agent, any or all of the Shares tendered pursuant to the Tender Offer for cash, so long as fair value is received and the proceeds thereof are either held as cash by the Borrower or invested by the Borrower in certificates of deposit, U.S. Government securities, commercial paper or other money market instruments which are exempted securities under the Federal securities laws.

Without DB’s consent (not to be unreasonably withheld), neither Holdings nor the Borrower shall provide any consent under the Acquisition Agreement including, without limitation, under Section 6.1 thereof with respect to any action by the Acquired Business which, in the reasonable judgment of DB, would be adverse to the Lenders.

Financial Covenants:	The Interim Facility shall have no financial covenants.

Events of Default:	Events of default will consist of the following: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration; bankruptcy or insolvency; material judgments; ERISA events; actual or asserted invalidity of guarantees or security documents; and change of control (to be defined to the satisfaction of DB and Citigroup) of Holdings or the Borrower.

EXHIBIT B

Indemnification:	The documentation for the Interim Facility will contain customary indemnities for the Agents, the Lenders and their respective employees, agents and affiliates (other than as a result of such person’s gross negligence or willful misconduct or material breach of the definitive loan documents, in each case as determined by a court of competent jurisdiction in a final and non-appealable decision).

EXHIBIT C
SUMMARY OF CERTAIN TERMS
OF FIRST-LIEN CREDIT FACILITIES
     Unless otherwise defined herein, capitalized terms used herein and defined in the letter agreement to which this Exhibit C is attached (the “Commitment Letter”) or in Exhibit A or Exhibit B attached thereto are used herein as therein defined.

I. Description of First-Lien Credit Facilities

Borrower:	The Company (also herein called the “Borrower”).

Credit Facilities:	1.	A term loan facility in an aggregate principal amount of $250.0 million (inclusive of amounts attributable to the Tranche A Rollover) (the “First-Lien Term Loan Facility”).

	2.	A revolving credit facility in an aggregate principal amount of $25.0 million (the “Revolving Credit Facility” and, together with the First-Lien Term Loan Facility, the “First-Lien Credit Facilities”).

A. First-Lien Term Loan Facility

Availability:	Loans under the First-Lien Term Loan Facility (the “First-Lien Term Loans” and, together with the Second-Lien Term Loans described in Exhibit C, the “Term Loans”) may only be incurred by the Company on the Merger Date (the “Permanent Facilities Closing Date”); it being understood that amounts attributable to the Tranche A Rollover shall be incurred on the Tender Closing Date. No amount of First-Lien Term Loans once repaid may be reborrowed.

Use of Proceeds:	Proceeds of First-Lien Term Loans may be used solely to finance, in part, the Merger and to pay the fees and expenses incurred in connection with the Transaction.

Maturity:	The First-Lien Term Loan Facility will mature on the seventh anniversary of the Merger Date (the “First-Lien Term Loan Maturity Date”).

Amortizations:	Annual amortization (payable in four equal quarterly installments) of the First-Lien Term Loans shall be required in an amount for each such annual period equal to 1% of the initial aggregate principal amount thereof. The entire outstanding principal amount of the First-Lien Term Loans shall in any event be required to be repaid in full on the First-Lien Term Loan Maturity Date.

B. Revolving Credit Facility

Use of Proceeds:	The proceeds of loans under the Revolving Credit Facility (the “Revolving Loans”) shall be utilized for working capital, capital expenditures and

EXHIBIT C

general corporate purposes, provided that no portion of the Revolving Credit Facility may be utilized to pay amounts owing to effect the Acquisition or to pay any fees and expenses incurred in connection with the Transaction.

Maturity:	The final maturity date of the Revolving Credit Facility shall be sixth anniversary of the Merger Date (the “Revolving Loan Maturity Date”).

Availability:	Revolving Loans may be borrowed, repaid and reborrowed on and after the Merger Date and prior to the Revolving Loan Maturity Date in accordance with the terms of the definitive credit documentation governing the First-Lien Credit Facilities.

Letters of Credit:	A portion to be negotiated of the Revolving Credit Facility will be available for the issuance of stand-by letters of credit (“Letters of Credit”) to support obligations of the Borrower and its subsidiaries. Maturities for Letters of Credit will not exceed twelve months, renewable annually thereafter and, in any event, shall not extend beyond the tenth business day prior to the Revolving Loan Maturity Date (unless the reimbursement obligations related to such Letters of Credit and fess expected to accrue thereon are cash collateralized on terms reasonably satisfactory to DB and the issuer(s) of any such Letters of Credit).

Swingline Loans:	A portion to be negotiated of the Revolving Credit Facility will be available prior to the Revolving Loan Maturity Date for swingline loans (the “Swingline Loans” and, together with Revolving Loans and First-Lien Term Loans, the “Loans”) to be made by DBTCA (in such capacity, the “Swingline Lender”) on same-day notice. Any Swingline Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire an irrevocable and unconditional pro rata participation in each Swingline Loan.

II. Terms Applicable to the First-Lien Credit Facilities

Agents:	As described in the Commitment Letter.

Lenders:	DBTCA, Citigroup and/or a syndicate of lenders arranged by DB in consultation with Citigroup (the “Lenders”).

Guaranties:	Holdings and each direct and indirect domestic subsidiary of Holdings (other than the Borrower) (each, a “Guarantor” and, collectively, the “Guarantors”) shall be required to provide an unconditional guaranty of all amounts owing under the First-Lien Credit Facilities (the “Guaranties”). Such Guaranties shall be in form and substance reasonably satisfactory to the Commitment Parties and shall, to the extent requested by the Commitment Parties, also guarantee the Borrower’s and its subsidiaries’ obligations under interest rate swaps/foreign currency swaps or similar

EXHIBIT C

agreements with a Lender or its affiliates (the “Secured Hedging Agreements”). All Guaranties shall be guarantees of payment and not of collection.

Security:	All amounts owing under the First-Lien Credit Facilities and (if applicable) the Secured Hedging Agreements (and all obligations under the Guaranties) will be secured by (x) a first priority perfected security interest in all stock, other equity interests and promissory notes owned by the Borrower and the Guarantors (including all Shares purchased pursuant to the Tender Offer and any Top-Off Shares actually purchased), provided that not more than 65% of the total outstanding voting stock of any material foreign subsidiary shall be required to be pledged, and (y) a first priority perfected security interest in all other tangible and intangible assets (including, without limitation, receivables, cash, bank and securities deposit accounts, contract rights, securities, patents, trademarks, other intellectual property, inventory, equipment, real estate and leasehold interests) owned by the Borrower and the Guarantors (all of the foregoing, the “Collateral”), subject (in each case) to exceptions that are customary for a financing of this type and other exceptions as may be reasonably satisfactory to DBTCA.

All documentation (collectively referred to herein as the “Security Agreements”) evidencing the security required pursuant to the immediately preceding paragraph shall be in form and substance reasonably satisfactory to the Commitment Parties, and shall effectively create first priority security interests in the property purported to be covered thereby, with exceptions that are customary for a financing of this type and other exceptions as may be reasonably acceptable to DBTCA.

Intercreditor Matters:	The priority of the security interests in the Collateral and related creditors rights will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) reasonably acceptable to DB, Citigroup, the Lenders under the First-Lien Credit Facilities and the lenders under the Second-Lien Term Loan Facility.

Optional Commit- ment Reductions:	The unutilized portion of the total commitments under the Revolving Credit Facility may, upon three business days’ notice, be reduced or terminated by the Borrower without penalty in minimum amounts to be agreed.

Voluntary Prepayments:	Voluntary prepayments may be made at any time on three business days’ notice in the case of Eurodollar Loans, or one business day’s notice in the case of Base Rate Loans, without premium or penalty, in minimum principal amounts to be agreed; provided that voluntary prepayments of

EXHIBIT C

Eurodollar Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs. Voluntary prepayments of First-Lien Term Loans shall apply to reduce future scheduled amortization payments of the First-Lien Term Loans (i) first, to reduce the next four scheduled amortization payments occurring after the respective voluntary prepayment in direct order of maturity and (ii) second, to the extent in excess thereof, to reduce the remaining scheduled amortization payments on a pro rata basis (based upon the then remaining amount of such scheduled amortization payments).

Mandatory Repayments/Commitment Reductions:	Mandatory repayments of First-Lien Term Loans shall be required from (a) 100% of the proceeds (net of taxes and costs and expenses in connection with the sale) from asset sales by Holdings and its subsidiaries (subject to certain ordinary course and reinvestment exceptions to be negotiated), (b) 100% of the net proceeds from issuances of debt by Holdings or any of its subsidiaries (with appropriate exceptions to be mutually agreed upon), (c) 50% of annual excess cash flow (to be defined to the reasonable satisfaction of DBTCA and Citigroup) of Holdings and its subsidiaries, provided that such percentage shall be reduced, so long as no default or event of default under the First-Lien Credit Facilities is in existence, to (i) 25%, in the case that the Total Leverage Ratio (to be defined) for the most recently ended fiscal year of the Borrower is less than 4.50:1.00 and greater than or equal to 3.00:1.00 and (ii) 0%, in the case that the Total Leverage Ratio for the most recently ended fiscal year of the Borrower is less than 3.00:1.00, and (d) 100% of the net proceeds from insurance recovery and condemnation events of Holdings and its subsidiaries (subject to certain reinvestment rights to be negotiated).

All mandatory repayments of First-Lien Term Loans made pursuant to clauses (a)-(d) above shall apply to reduce future scheduled amortization payments of the First-Lien Term Loans (i) first, to reduce the next four scheduled amortization payments occurring after the respective mandatory prepayment in direct order of maturity and (ii) second, to the extent in excess thereof, to reduce the remaining scheduled amortization payments on a pro rata basis (based upon the then remaining amounts of such payments). If (1) the amount of any mandatory repayment which would otherwise be required as provided above exceeds the aggregate principal amount of First-Lien Term Loans then outstanding and (2) a default or event of default then exists under the First-Lien Credit Facilities, such excess shall apply to reduce outstanding Revolving Loans and to cash collateralize Letter of Credit outstandings under the Revolving Credit Facility (without any corresponding reduction in the commitments thereunder). In addition, (i) if at any time the outstandings pursuant to the

EXHIBIT C

Revolving Credit Facility (including Letter of Credit outstandings and Swingline Loans) exceed the aggregate commitments with respect thereto, prepayments of Revolving Loans and/or Swingline Loans (and/or the cash collateralization of Letters of Credit) shall be required in an amount equal to such excess and (ii) mandatory repayments and/or cash collateralizations of loans and/or letters of credit outstanding pursuant to the Revolving Credit Facility may be required from time to time as described in part (b) under the heading “Financial Covenants” below.

Interest Rates:	At the Borrower’s option, Loans may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate (as defined below) in effect from time to time plus the Applicable Margin (as defined below) or (y) Eurodollar Loans, which shall bear interest at the Eurodollar Rate (adjusted for maximum reserves) as determined by the Administrative Agent for the respective interest period plus the Applicable Margin, provided, that (I) all Swingline Loans shall bear interest based upon the Base Rate and (II) until the earlier to occur of (i) the 30th day following the Merger Date or (ii) the completion of the “successful syndication” of the Permanent Facilities (as described in the Fee Letter), Eurodollar Loans shall be restricted to a single one week interest period at all times, with the first such interest period to begin not sooner than three business days after the Merger Date and with any subsequent Interest Periods to begin on the last day of the prior one week interest period theretofore in effect.

“Applicable Margin” shall mean a percentage per annum equal to (x) in the case of First-Lien Term Loans and Revolving Loans (A) maintained as Base Rate Loans, 1.50%, and (B) maintained as Eurodollar Loans, 2.50%; and (y) in the case of Swingline Loans, 1.50% (net amounts attributable to commitment fees accruing in respect of such Swingline Loans). If for any reason audited financial statements for the Acquired Business for its fiscal year ended December 31, 2006, certified by Ernst & Young (or another nationally recognized auditing firm) without material qualification, are not delivered to the Administrative Agent on or prior to December 31, 2007, all Applicable Margins described above shall be increased by 0.25%, and if such certified audited financial statements have not been delivered to the Administrative Agent on or prior to June 1, 2008, all Applicable Margins described above shall be increased by another 0.25% (for a total increase of 0.50%); provided that any increases pursuant to this sentence shall cease to apply at such later date, if any, upon which such audited financial statements for the Acquired Business’ fiscal year ended December 31, 2006 have in fact been delivered to the Administrative Agent. In addition, so long as no default or event of default under the First-Lien Credit Facilities is in existence, commencing with the delivery of the Borrower’s financial statements in respect of its first full fiscal quarter ending after the Merger Date the Applicable Margins in respect of Revolving Loans shall be reduced by (i) 0.25%, in the case that the Total Leverage Ratio (to be

EXHIBIT C

defined) for the most recently ended period of four fiscal quarters of the Borrower is less than 4.50:1.00 and greater than or equal to 3.75:1.00 and (ii) another 0.25% (for a total decrease of 0.50%), in the case that the Total Leverage Ratio for the most recently ended period of four fiscal quarters of the Borrower is less than 3.75:1.00.

“Base Rate” shall mean the higher of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, and (y) 1/2 of 1% in excess of the overnight federal funds rate.

Interest periods of 1, 2, 3 and 6 months or, to the extent agreed to by all Lenders, 9 or 12 months, shall be available in the case of Eurodollar Loans.

The First-Lien Credit Facilities shall include customary protective provisions for such matters as defaulting banks, capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes. The Borrower shall have the right to replace any Lender that (i) charges a material amount in excess of that being charged by the other Lenders with respect to contingencies described in the immediately preceding sentence or (ii) refuses to consent to certain amendments or waivers of the First-Lien Credit Facilities (other than those specifically requiring the consent of the Required Revolving Lenders) which expressly require the consent of such Lender and which have been approved by the Required Lenders (as defined below).

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans and at maturity. All interest on Base Rate Loans, Eurodollar Loans and commitment fees and any other fees shall be based on a 360-day year and actual days elapsed.

Default Interest:	Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to the greater of (i) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans of the respective tranche under the First-Lien Credit Facilities from time to time and (ii) the rate which is 2% in excess of the rate then borne by such borrowings. Such interest shall be payable on demand.

Commitment Fee:	A commitment fee, at a per annum rate of 0.50%, on the daily undrawn portion of the commitments of each Lender under the Revolving Credit Facility (for such purpose, disregarding outstanding Swingline Loans as a utilization of the Revolving Credit Facility), will commence accruing on

EXHIBIT C

the Permanent Facilities Closing Date and will be payable quarterly in arrears, provided that commencing with the delivery of the Borrower’s financial statements in respect of its first full fiscal quarter ending after the Merger Date, the commitment fee specified above shall, so long as no default or event of default exists under the First-Lien Credit Facilities, be subject to one step down to 0.375% to the extent that the Total Leverage Ratio for the most recently ended period of four consecutive fiscal quarters of the Borrower is less than 4.00:1.00.

Letter of Credit Fees:	A letter of credit fee equal to the Applicable Margin for Revolving Loans maintained as Eurodollar Loans on the outstanding stated amount of Letters of Credit (the “Letter of Credit Fee”) to be shared proportionately by the Lenders under the Revolving Credit Facility in accordance with their participation in the respective Letter of Credit, and a facing fee of 1/8 of 1% per annum (but in no event less than $500 per annum for each Letter of Credit) (the “Facing Fee”) to be paid to the issuer of each Letter of Credit for its own account, in each case calculated on the aggregate stated amount of all Letters of Credit for the stated duration thereof. Letter of Credit Fees and Facing Fees shall be payable quarterly in arrears. In addition, the issuer of a Letter of Credit will be paid its customary administrative charges in connection with Letters of Credit issued by it.

Agent/Lender Fees:	Each Agent and the Lenders shall receive such fees as have been separately agreed upon.

Assignments and Participations:	Neither Holdings nor the Borrower may assign its rights or obligations under the First-Lien Credit Facilities. Any Lender may assign, and may sell participations in, its rights and obligations under the First-Lien Credit Facilities, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and (y) in the case of assignments, to customary limitations as may be established by the Administrative Agent and reasonably acceptable to the Borrower (including (i) a minimum assignment amount of $1.0 million or, if less, the entire amount of such assignor’s commitments and outstanding Loans at such time, (ii) an assignment fee in the amount of $3,500 to be paid by the respective assignor or assignee to the Administrative Agent and (iii) the receipt of the consent of the Administrative Agent and, except in the case of an assignment to any Lender or its affiliates and so long as no default or event of default exists under the First-Lien Credit Facilities, the consent of the Borrower (such consent, in any such case, not to be unreasonably withheld, delayed or conditioned)). The First-Lien Credit Facilities shall provide for a mechanism which will allow for each assignee to become a direct signatory to the First-Lien Credit Facilities

EXHIBIT C

and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment.

Waivers and Amendments:	Amendments and waivers of the provisions of the loan documentation will require the approval of Lenders holding commitments and/or outstandings (as appropriate) representing more than 50% of the aggregate commitments and outstandings under the First-Lien Credit Facilities (the “Required Lenders”), except that (a) the consent of all of the Lenders affected thereby will be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest or fees and (iii) extensions of final scheduled maturities or times for payment of interest or fees, (b) customary class voting protections shall be provided (on tranche specific matters, such as prepayments, amortization and tranche specific financial covenants) and (c) the consent of all of the Lenders shall be required with respect to releases of all or substantially all of the collateral or the value of the Guaranties; provided that if any of the matters described in clause (a) or (c) (so long as not tranche specific) is agreed to by the Required Lenders, the Borrower shall have the right to either (x) substitute any non-consenting Lender by having its Loans and commitments assigned, at par, to one or more other institutions, subject to the assignment provisions described above, or (y) with the consent of the Required Lenders, terminate the commitment of any non-consenting Lender, subject to repayment in full of all obligations of the Borrower owed to such Lender relating to the Loans and participations held by such Lender.

Documentation; Governing Law:	The Lenders’ commitments for the First-Lien Credit Facilities will be subject to the negotiation, execution and delivery of definitive financing agreements (and related security documentation, intercreditor agreements, guaranties, etc.) consistent with the terms of this Term Sheet, in each case prepared by White & Case LLP as counsel to the Administrative Agent, and reasonably satisfactory to the Administrative Agent and the Lenders (including, without limitation, as to the terms, conditions, representations, covenants and events of default contained therein). All documentation shall be governed by the internal laws of the State of New York (except security documentation that the Administrative Agent reasonably determines should be governed by local law).

Conditions Precedent:	As provided in Exhibit E to the Commitment Letter.

In addition, it shall be a condition precedent to all extensions of credit that:

(i) subject to clause (i) of the second sentence of the seventh paragraph of the Commitment Letter, all representations and

EXHIBIT C

warranties shall be true and correct in all material respects on the Merger Date (and on any subsequent date upon which an extension of credit is made pursuant to the Revolving Credit Facility), before and after giving effect to all extensions of credit on such date; and

	(ii)	for extensions of credit other than the initial funding under the First-Lien Credit Facilities, no event of default under the First-Lien Credit Facilities or event which with the giving of notice or lapse of time or both would be an event of default under the First-Lien Credit Facilities, shall have occurred and be continuing or would result from the extensions of credit on such date.

Representations and Warranties:	Representations and warranties (applicable to Holdings, the Borrower and their respective subsidiaries) will consist of the following (but shall be subject to clause (i) of the second sentence of the seventh paragraph of the Commitment Letter): (i) corporate status, (ii) power and authority, (iii) no violation or conflicts with laws, contracts or charter documents, (iv) governmental and third-party approvals, (v) financial statements, undisclosed liabilities and projections, (vi) absence of a Material Adverse Effect (to be defined on a basis reasonably satisfactory to DB for purposes of representations and warranties made after the initial borrowing of Loans on the Merger Date), (vii) solvency, (viii) absence of material litigation, (ix) true and complete disclosure, (x) use of proceeds and compliance with Margin Regulations (as defined in Exhibit D), (xi) tax returns and payments, (xii) compliance with ERISA, environmental law, general statutes, etc., (xiii) ownership of property, (xiv) perfection of security interests under Security Agreements, (xv) capitalization, (xvi) inapplicability of Investment Company Act, (xvii) employment and labor relations, (xviii) intellectual property, franchises, licenses, permits, etc., (xix) existing indebtedness, (xx) maintenance of insurance and (xxi) accuracy of representations and warranties in the Merger Agreement and the other material agreements entered into in connection with the Transaction.

Affirmative and Negative Covenants:	Affirmative and negative covenants (applicable to Holdings, the Borrower and their respective subsidiaries) will consist of the following, in each case, with customary and other exceptions and qualifications to be agreed:

	(a)	Affirmative Covenants — (i) Compliance with laws and regulations (including, without limitation, ERISA and environmental laws); (ii) payment of taxes and other obligations; (iii) maintenance of adequate insurance; (iv) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (v) visitation and inspection rights; (vi) subject to the Restatement and Related Matters for periods prior to the delivery of audited

EXHIBIT C

financials for the Acquired Business for the fiscal year ended December 31, 2006, keeping of proper books in accordance with generally accepted accounting principles; (vii) maintenance of properties; (viii) maintenance of corporate separateness among Holdings, the Borrower and their respective subsidiaries; (ix) further assurances as to perfection and priority of security interests and additional guarantors; (x) notice of defaults, material litigation and certain other material events; (xi) subject to the Restatement and Related Matters for periods prior to the delivery of audited financials for the Acquired Business for the fiscal year ended December 31, 2006, customary financial and other reporting requirements (including, without limitation, forecasts prepared by management of Holdings); (xii) use of proceeds; (xiii) obtaining of interest rate protection in amounts and for periods to be determined; (xiv) ownership of subsidiaries; (xv) fiscal periods; (xvi) ERISA covenants; (xvii) performance of obligations; and (xviii) requirement to use all commercially reasonable efforts to obtain and maintain, at the Borrower’s expense, corporate and facility ratings from each of S&P and Moody’s (although the Moody’s ratings shall not be required until 30 days after audited financials for the Acquired Business for the fiscal year ended December 31, 2006 are available).

Without limiting the foregoing, the Borrower shall use all commercially reasonable efforts to cause audited financial statements for the Acquired Business for its fiscal year ended December 31, 2006, certified by Ernst & Young (or another nationally recognized auditing firm) without material qualification, to be delivered to the Administrative Agent as soon practicable following the Tender Closing Date (to the extent the same have not been delivered prior to such date), and shall in any event be required to deliver audited financial statements for its fiscal year ended December 31, 2007 within the later of (x) 120 days after the last day of such fiscal year and (y) the date on which the audited financial statements described above for the Acquired Business’ fiscal year ended December 31, 2006 have been certified by Ernst & Young (or another nationally recognized auditing firm).

(b)	Negative Covenants — Restrictions (subject to customary exceptions to be agreed) on (i) liens; (ii) incurrences of debt and incurrences of debt under guarantees or other contingent obligations; (iii) mergers and consolidations; (iv) sales, transfers and other dispositions of property and assets; (v) loans, acquisitions, joint ventures and other investments; (vi) dividends and other distributions to, and redemptions and repurchases from, equity holders; (vii) prepaying, redeeming or repurchasing debt (including the Second-Lien Term Loan Facility), provided that (A)

EXHIBIT C

voluntary prepayments of outstandings under the Second-Lien Term Loan Facility up to amounts to be determined shall be permitted so long as no default or event of default then exists under the First-Lien Credit Facilities and (B) after giving effect to such prepayment (and the incurrence of any indebtedness in connection therewith), the Consolidated Total Leverage Ratio (to be defined in a manner reasonably acceptable to DB) is less than a ratio to the determined; (viii) capital expenditures; (ix) restrictions on subsidiaries; (x) changes in the nature of business; (xi) amending organizational documents, or amending or otherwise modifying certain debt documents and other material agreements; (xii) Holdings owning assets or conducting business other than as a passive holding company; (xiii) changes in fiscal quarters and fiscal years; (xiv) transactions with affiliates (including payments to the Sponsor and its affiliates); (xv) formation of subsidiaries; and (xvi) issuances of certain equity interests.

Financial Covenants:	(a)	The First-Lien Term Loan Facility shall have no financial covenants.

	(b)	The Revolving Credit Facility shall have a Maximum Senior Secured Leverage Ratio financial covenant, which shall be applicable only at times when loans or letters or credit are outstanding pursuant to the Revolving Credit Facility. If the Maximum Senior Secured Leverage Ratio is exceeded at any time when loans or letters of credit are outstanding pursuant to the Revolving Credit Facility, all loans outstanding thereunder shall immediately be required to be repaid in full, and all letters of credit cash collateralized. The financial covenant described in this paragraph, together with any required repayments or cash collateralizations as described above, may only be amended, modified or waived with the consent of lenders (the “Required Revolving Lenders”) holding the majority of the commitments and/or outstandings, as appropriate, under the Revolving Credit Facility.

Events of Default:	Events of default will consist of the following: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration; bankruptcy or insolvency; material judgments; ERISA events; actual or asserted invalidity of guarantees or security documents; and change of control (to be defined to the satisfaction of DB and Citigroup) of Holdings or the Borrower.

Indemnification:	The documentation for the First-Lien Credit Facilities will contain customary indemnities for the Agents, the Lenders and their respective

EXHIBIT C

employees, agents and affiliates (other than as a result of such person’s gross negligence or willful misconduct or material breach of the definitive loan documents, in each case as determined by a court of competent jurisdiction in a final and non-appealable decision).

EXHIBIT D
SUMMARY OF CERTAIN TERMS
OF SECOND-LIEN TERM LOAN FACILITY
Unless otherwise defined herein, capitalized terms used herein and defined in the letter to which this Exhibit D is attached (the “Commitment Letter”) or in Exhibit A, Exhibit B or Exhibit C attached thereto are used herein as therein defined.

Credit Facility:	A second-lien term loan facility in an aggregate principal amount of $125.0 million (inclusive of amounts attributable to the Tranche B Rollover) (the “Second-Lien Term Loan Facility”).

Borrower:	The Company (also herein called the “Borrower”).

Agents:	As described in the Commitment Letter.

Lenders:	DBTCA, Citigroup and/or a syndicate of lenders arranged by DB in consultation with Citigroup (the “Lenders”).

Availability:	Loans under the Second-Lien Term Loan Facility (the “Second-Lien Term Loans”) may only be incurred by the Company on the Merger Date; it being understood that amounts attributable to the Tranche B Rollover shall be incurred on the Tender Closing Date. No amount of Second-Lien Term Loans once repaid may be reborrowed.

Use of Proceeds:	Proceeds of Second-Lien Term Loans may be used solely to finance, in part, the Merger and to pay the fees and expenses incurred in connection with the Transaction.

Maturity:	The Second-Lien Term Loan Facility will mature on the eighth anniversary of the Merger Date (the “Second-Lien Maturity Date”).

Scheduled Amortization:	None. The aggregate principal amount of Second-Lien Term Loans shall be due and payable in full on the Second-Lien Term Loan Maturity Date.

Ranking:	The Second-Lien Term Loans will be pari passu in right of payment with the First-Lien Credit Facilities.

Guaranties:	Holdings and each direct and indirect domestic subsidiary of Holdings (other than the Borrower) (each, a “Guarantor” and, collectively, the “Guarantors”) shall be required to provide an unconditional guaranty of all amounts owing under the Second-Lien Term Loan Facility (the “Guaranties”). Such Guaranties shall be in form and substance satisfactory to the Commitment Parties. All Guaranties shall be guarantees of payment and not of collection.

EXHIBIT D

Security:	The Borrower and each Guarantor shall grant valid and perfected second-priority liens and security interests in the Collateral (as defined in the First-Lien Term Sheet). All documentation evidencing the security required pursuant to the immediately preceding sentence shall be in form and substance reasonably satisfactory to the Commitment Parties.

Intercreditor Matters:	The priority of the security interests in the Collateral and related creditors rights will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) acceptable to DB, Citigroup, the lenders under the First-Lien Credit Facilities and the Lenders under the Second-Lien Term Loan Facility.

Optional Prepayment:	(i) After the repayment in full in cash of the principal of all First-Lien Term Loans and the payment in full in cash of all accrued interest thereon and related obligations (the “First-Lien Term Loan Facilities Discharge”) and so long as no default or event of default then exists (or would exist on a pro forma basis after giving effect to the respective optional prepayment) under the Revolving Credit Facility and (ii) as otherwise contemplated in the First-Lien Term Sheet in clause (vii) under the heading “Negative Covenants” appearing therein, voluntary prepayments may be made at any time on three business days’ notice, without premium or penalty (except as otherwise provided under the heading “Prepayment Fee” below), in minimum principal amounts to be agreed; provided that voluntary prepayments made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs.

Mandatory Prepayment:	After the First-Lien Term Loan Facilities Discharge and so long as no default or event of default then exists under the Revolving Credit Facility, the Borrower will prepay the Second-Lien Term Loans on the same basis as First-Lien Terms Loans were theretofore required to be repaid under the First-Lien Credit Facilities as described opposite the heading “Mandatory Repayments/Commitment Reductions” in the First-Lien Term Sheet.

Change of Control:	Each holder of Second-Lien Term Loans will be entitled to require the Borrower, and the Borrower must offer, to repay the Second-Lien Term Loans held by such holder at a price of 101% of the principal amount thereof, plus accrued interest, upon the occurrence of a Change of Control.

Prepayment Fee:	Voluntary prepayments of Second-Lien Term Loans, in each case prior to the second anniversary of the Merger Date, will require payment of a fee as follows:

(A) if during the first year after the Merger Date, an amount equal to 2% of such prepayment, and

EXHIBIT D

(B) if during the second year after the Tender Closing Date, an amount equal to 1% of such prepayment.

Interest Rates:	At the Borrower’s option, Second-Lien Term Loans may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate (as defined below) in effect from time to time plus the Applicable Margin (as defined below) or (y) Eurodollar Loans, which shall bear interest at the Eurodollar Rate (adjusted for maximum reserves) as determined by the Administrative Agent for the respective interest period plus the Applicable Margin, provided, that until the earlier to occur of (i) the 30th day following the Merger Date or (ii) the completion of the “successful syndication” of the Permanent Facilities (as described in the Fee Letter), Eurodollar Loans shall be restricted to a single one week interest period at all times, with the first such interest period to begin not sooner than three business days after the Merger Date and with any subsequent Interest Periods to begin on the last day of the prior one week interest period theretofore in effect.

“Applicable Margin” shall mean a percentage per annum equal to (x) in the case of Second-Lien Term Loans maintained as Base Rate Loans, 5.0% and (y) in the case of Second-Lien Term Loans maintained as Eurodollar Loans, 6.0%. If for any reason audited financial statements for the Acquired Business for its fiscal year ended December 31, 2006, certified by Ernst & Young (or another nationally recognized auditing firm) without material qualification, are not delivered to the Administrative Agent on or prior to December 31, 2007, all Applicable Margins described above shall be increased by 0.25%, and if such certified audited financial statements have not been delivered to the Administrative Agent on or prior to June 1, 2008, all Applicable Margins described above shall be increased by another 0.25% (for a total increase of 0.50%); provided that any increases pursuant to this sentence shall cease to apply at such later date, if any, upon which such audited financial statements for the Acquired Business’ fiscal year ended December 31, 2006 have in fact been delivered to the Administrative Agent.

“Base Rate” shall mean the higher of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, and (y) 1/2 of 1% in excess of the overnight federal funds rate.

Interest periods of 1, 2, 3 and 6 months or, to the extent agreed to by all Lenders, 9 or 12 months, shall be available in the case of Eurodollar Loans.

The Second-Lien Term Loan Facility shall include customary protective provisions for such matters as defaulting banks, capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes.

EXHIBIT D

The Borrower shall have the right to replace any Lender that (i) charges a material amount in excess of that being charged by the other Lenders with respect to contingencies described in the immediately preceding sentence or (ii) refuses to consent to certain amendments or waivers of the Second-Lien Term Loan Facility which expressly require the consent of such Lender and which have been approved by the Required Lenders (as defined below).

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Second-Lien Term Loans and at maturity. All interest on Base Rate Loans, Eurodollar Loans and fees shall be based on a 360-day year and actual days elapsed.

Default Interest:	Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to the greater of (i) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans from time to time and (ii) the rate which is 2% in excess of the rate then borne by such borrowings. Such interest shall be payable on demand.

Administrative Agent/Lender Fees:	Each Agent and the Lenders shall receive such fees as have been separately agreed upon.

Assignments:	Neither Holdings nor the Borrower may assign its rights or obligations under the Second-Lien Term Loan Facility. Any Lender may assign, and may sell participations in, its rights and obligations under the Second-Lien Term Loan Facility, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and (y) in the case of assignments, to such limitations as may be established by the Administrative Agent (including (i) a minimum assignment amount of $1.0 million (or, if less, the entire amount of such assignor’s outstanding Second-Lien Term Loans at such time), (ii) an assignment fee in the amount of $3,500 to be paid by the respective assignor or assignee to the Administrative Agent and (iii) the receipt of the consent of the Administrative Agent and, except in the case of an assignment to any Lender or its affiliates and so long as no default or event of default exists under the Second-Lien Term Loan Facility, the consent of the Borrower (such consent, in any such case, not to be unreasonably withheld, delayed or conditioned)). The Second-Lien Term Loan Facility shall provide for a mechanism which will allow for each assignee to become a direct signatory to the Second-Lien Term Loan Facility and will relieve the assigning Lender of its obligations with respect to the assigned portion of its outstanding Second-Lien Term Loans.

EXHIBIT D

Waivers and Amendments:	Subject to the terms of the Intercreditor Agreement, amendments and waivers of the provisions of the loan documentation will require the approval of Lenders holding commitments or outstandings (as appropriate) representing more than 50% of the aggregate commitments or outstandings under the Second-Lien Term Loan Facility (the “Required Lenders”), except that (a) the consent of all of the Lenders affected thereby will be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest or fees and (iii) extensions of final scheduled maturities or times for payment of interest, fees or premium, and (b) the consent of all of the Lenders shall be required with respect to releases of all or substantially all of the Collateral or the value of the Guaranties; provided that if any of the matters described in clause (a) or (b) is agreed to by the Required Lenders, the Borrower shall have the right to either (x) substitute any non-consenting Lender by having its Second-Lien Term Loans assigned, at par, to one or more other institutions, subject to the assignment provisions or (y) with the consent of the Required Lenders, terminate the commitment of any non-consenting Lender, subject to repayment in full of all obligations of the Borrower owed to such Lender relating to the Second-Lien Term Loans and participations held by such Lender.

Documentation/ Governing Law:	The Lenders’ commitments will be subject to the negotiation, execution and delivery of definitive financing agreements (and related security documentation, intercreditor agreement, guaranties, etc.) consistent with the terms of this Term Sheet, in each case prepared by counsel to the Agents, and reasonably satisfactory to the Agents and the Lenders (including, without limitation, as to the terms, conditions, representations, covenants and events of default contained therein). All documentation shall be governed by the internal laws of the State of New York (except security documentation that the Agents determine should be governed by local law).

Conditions Precedent:	As provided in Exhibit E to the Commitment Letter.

In addition, it shall be a condition precedent to the making of the Second-Lien Term Loans that:

(i) subject to clause (i) of the second sentence of the seventh paragraph of the Commitment Letter, all representations and warranties shall be true and correct in all material respects on the Merger Date, before and after giving effect to all extensions of credit on such date; and

EXHIBIT D

(ii) for extensions of credit other than the initial funding under the Second-Lien Term Loan Facility, no event of default under the Second-Lien Term Loan Facility or event which with the giving of notice or lapse of time or both would be an event of default under the Second-Lien Term Loan Facility, shall have occurred and be continuing or would result from the extensions of credit on such date.

Representations and Warranties:	The documentation for the Second-Lien Term Loan Facility will contain representations and warranties substantially similar to the representations and warranties contained in the First-Lien Credit Facilities.

Covenants:	The documentation for the Second-Lien Term Loan Facility will contain covenants substantially similar to the covenants contained in the First-Lien Term Loan Facility, with such modifications thereto as shall be determined by DB; provided, that (i) a customary “anti-layering” covenant shall be included, and (ii) the other covenants in the documentation for the Second-Lien Term Loan Facility shall be no more restrictive to Holdings and its subsidiaries than those set forth in the documentation for the First-Lien Term Loan Facility (except that the debt covenant shall restrict amounts outstanding under the First-Lien Credit Facilities).

Events of Default:	The documentation for the Second-Lien Term Loan Facility will contain events of default substantially similar to those contained in the First-Lien Credit Facilities, with such modifications thereto as shall be determined by DB (including, where appropriate, materiality thresholds in excess of those applicable to the First-Lien Credit Facilities); provided that, unless otherwise determined by DB, (i) no event of default shall occur under the Second-Lien Term Loan Facility upon a Change of Control and (ii) the “cross default” to the First-Lien Credit Facilities (so long as there has been no acceleration or failure to pay at final maturity thereunder) included in the Second-Lien Term Loan Facility will be subject to a 90-day standstill period.

Indemnification:	The documentation for the Second-Lien Term Loan Facility will contain customary indemnities for each Agent, each Lender and their respective affiliates (other than as a result of the gross negligence or willful misconduct or material breach of the definitive loan documents of the party to be indemnified, in each case as determined by a court of competent jurisdiction in a final and non-appealable decision).

EXHIBIT E
CONDITIONS PRECEDENT TO
THE INTERIM FACILITY
AND THE PERMANENT FACILITIES
Those conditions precedent contained in the Commitment Letter and the Term Sheets (including this Exhibit E). Unless otherwise defined, capitalized terms used herein and defined in the letter to which this Exhibit E is attached are used herein as therein defined. The use of the terms “Agents”, “Lenders” and “Required Lenders” herein shall mean the Agents, the Lenders or the Required Lenders, as the case may be, under each of the Interim Facility, the First Lien Credit Facilities and the Second-Lien Term Loan Facility. In addition to the conditions contained in the Commitment Letter and the other Exhibits thereto, the following conditions shall apply:
(i)	Documentation for (including an intercreditor agreement (with respect to the Permanent Facilities only) and separate guarantees and security documents with respect to each of) the Credit Facilities, in accordance with the provisions of the Commitment Letter, shall have been executed and delivered to the Administrative Agent for each such facility.

(ii)	The Tender Offer shall be made as contemplated by the Merger Agreement, dated March 5, 2007, among Holdings, Acquisition Sub and the Target (together with the exhibits and schedules thereto, the “Merger Agreement”) and all documentation relating to the Tender Offer shall be reasonably satisfactory to the Commitment Parties. The conditions to the requirement that the Shares be accepted for purchase pursuant to the Tender Offer shall be as provided in the Merger Agreement. None of said conditions shall be modified or waived in any respect materially adverse to the Lenders without the consent of the Commitment Parties (not to be unreasonably withheld).

(iii)	Each component of the Transaction (other than, with respect to the Tender Closing Date only, the Merger) shall have been consummated, or substantially simultaneously with the initial borrowings under the Credit Facilities shall be consummated, in accordance with applicable law and the Merger Agreement (and no provision of the Merger Agreement shall have been waived, amended, supplemented or otherwise modified in a manner material and adverse to the Lenders without the reasonable consent of the Commitment Parties).

(iv)	On the Tender Closing Date, Holdings shall have received cash from the Common Equity Financing in an aggregate amount which is at least equal to the amount required by clause (vii) of the Transaction Description, and Holdings shall have contributed all proceeds of the Common Equity Financing to the Company as a common equity contribution; provided that such equity amount shall be increased by an amount (the “Additional Equity Amount”) equal to the amount (not to exceed $25.0 million in the aggregate) of all uninsured liabilities in respect of any litigation or investigation relating to the treatment of options issued by the Acquired

EXHIBIT E

Business or any restatement of the Acquired Business’ financial statements in connection therewith that as of the Tender Closing Date have been paid or are payable by the Acquired Business, to the extent such uninsured liabilities exceed $10.0 million in the aggregate and after giving effect to the payment of such liabilities the Company has (or would have) less than $25.0 million of cash on hand. On or prior to the Permanent Facilities Closing Date, Holdings shall have received cash from the Common Equity Financing in an amount equal to the sum of (i) the Additional Equity Amount, if any, and (ii) at least 35% of the total funds necessary to effect the Acquisition, repay any Indebtedness in connection therewith and pay fees and expenses in connection with the Transaction and, such sum, together with proceeds from the First-Lien Term Loans and the Second-Lien Term Loans (in each case including any such loans rolled pursuant to the Tranche A Rollover and the Tranche B Rollover), shall be sufficient to provide the funds necessary for the aforementioned purposes.

(v)	After giving effect to each of the Tender Closing Date and the Permanent Facilities Closing Date, Holdings and its subsidiaries shall have no outstanding preferred equity or indebtedness, except for (i) indebtedness incurred pursuant to the Credit Facilities and (ii) such other preferred stock and existing indebtedness, if any, as shall be reasonably acceptable to each Agent and the Required Lenders, and all stock of the Borrower shall be owned by Holdings free and clear of liens (other than those securing the Credit Facilities).

(vi)	All extensions of credit pursuant to the Credit Facilities (and all guaranties thereof and security therefor), as well as the Transaction and the consummation thereof, shall be in compliance with all applicable requirements of law, including Regulations T, U and X of the Federal Reserve Board (the “Margin Regulations”).

(vii)	Delivery of customary legal opinions (which may be subject to the Restatement and Related Matters), evidence of authority and officers’ certificates; payment of required fees and expenses; solvency certificate (with respect to the Borrower and its subsidiaries on a consolidated basis); delivery of evidence of insurance and all such opinions, documents and certificates mutually agreed to be in form and substance customary for transactions of this type.

(viii)	Subject to the second sentence of the seventh paragraph of the Commitment Letter, the Guaranties and security and intercreditor agreements required under the Interim Facility and the Permanent Facilities, as the case may be, shall have been executed and delivered in form, scope and substance reasonably satisfactory to each Agent and the Required Lenders, and the Lenders shall have a perfected security interest in all assets of the Borrower and the Guarantors as and to the extent

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required above in the Interim Facility Term Sheet or the First-Lien Term Sheet and the Second-Lien Term Sheet, as the case may be.

(ix)	Each Agent and the Lenders shall have received (1) the Section 6.12(b) Statements (as defined in the Merger Agreement) for the Acquired Business’ 2006 fiscal year, (2) unaudited consolidated balance sheets and related statements of income and cash flows of the Acquired Business (which (x) need not include any information or notes not required by GAAP to be included in interim financial statements, (y) are subject to normal year-end adjustments and (z) need not have been reviewed by the Acquired Business’ independent auditing firm as provided in Statement on Auditing Standards No. 100) for each fiscal quarter of the Acquired Business ended after the close of its most recent fiscal year for which financial statements are provided pursuant to the preceding clause (1) and at least 45 days prior to the Closing Date, (3) pro forma consolidated balance sheets and related statements of income of Holdings and its subsidiaries (including the Acquired Business) for the fiscal year described in clause (1) above, and for any quarters ended thereafter for which unaudited financial statements are required to be delivered pursuant to clause (2) above, in each case prepared as if the Transaction had been consummated on the last day of the respective period (in the case of balance sheets) or on the first day of the respective period (in the case of income statements) covered thereby, and (4) detailed projected consolidated financial statements of Holdings and its subsidiaries for the five fiscal years ended after the Closing Date, which projections shall (x) reflect the forecasted consolidated financial condition of Holdings and its subsidiaries after giving effect to the Transaction and the related financing thereof and (y) be prepared and approved by the Borrower. It is understood and agreed that the unaudited financial statements required to be delivered pursuant to this clause (ix) shall be subject to the Restatement and Related Matters and any impact that any such matters may have on the information set forth in such financial statements except to the extent that any such financial statements are delivered after the date the Acquired Business has filed with the Securities Exchange Commission restated audited financial statements for its fiscal years ended December 31, 2000 through December 31, 2006.

(x)	If the 90% Condition shall not have been met on the Tender Closing Date, on or prior to such date, the Agents and the Lenders shall have received audited financial statements for the Acquired Business for its fiscal year ended December 31, 2006, certified by Ernst & Young (or another nationally recognized auditing firm) without material qualification.

(xi)	The Sponsor shall have executed and delivered to the Commitment Parties an agreement, in form and substance reasonably satisfactory to the Commitment Parties, pursuant to which the Sponsor shall be required from time to time to make cash common equity contributions to Holdings

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(which Holdings shall in turn contribute to the Company as cash common equity) in an amount (not to exceed $25.0 million in the aggregate) equal to (x) the amount of any uninsured liabilities paid or payable by the Company in respect of any litigation or investigation relating to the treatment of options issued by the Acquired Business or any restatement of the Acquired Business’ financial statements in connection therewith, to the extent such uninsured liabilities exceed $10.0 million in the aggregate and after giving effect to the payment of such liabilities the Company has (or would have) less than $25.0 million of cash on hand less (y) the aggregate amount of any equity contributions previously made pursuant to such agreement (and without duplication of the amount of any additional equity contribution made in accordance with the proviso to preceding clause (iv)).